Exhibit 99
Form 3 Joint Filer Information

Name:	Vortex Merger Sub, Inc.

Address:	100 N. Riverside Plaza
Chicago, Illinois 60606

Designated Filer:	The Boeing Company

Issuer & Ticker Symbol:	Argon ST, Inc. (STST)

Date of Event Requiring Statement:	06/30/2010